UNITED STATES
    SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2013

CHINA CARBON GRAPHITE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-114564	98-0550699
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

 c/o Xinghe Xingyong Carbon Co., Ltd.
787 Xicheng Wai
Chengguantown
Xinghe County
Inner Mongolia, China
Telephone: (86) 474-7209723
(Address of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On May 7, 2013, the board of directors of China Carbon Graphite Group, Inc. (the “Company”) unanimously elected Dong Jin to serve as a director and fill the vacancy on the board.  Mr. Dong Jin shall receive 25,000 shares of common stock for each year of service as director.

In 2006, Mr. Jin graduated from Massey University in New Zealand, with a major in business. In the same year, Mr. Jin joined the Company’s subsidiary as the production manager. In 2010, Mr. Jin started serving the Company as the vice president of sales, leading 26 sales representatives and distributing the company’s products to over 200 customers in 22 provinces in China. Spending 6 years at the Company, Mr. Jin has been actively involved in each area of the Company’s daily operations, such as accounting, manufacturing, sales, financing and business development. By taking such a crucial role at the Company, Mr. Jin has established significant leadership in the management team driving the company forward.

Mr. Dong Jin is the son of Mr. Dengyong Jin.  Mr. Dengyong Jin, the Company’s former chief executive officer, is the chief executive officer and principal shareholder of Xinghe Xingyong Carbon Co., Ltd., which is the Company’s subsidiary.  The Company’s principal stockholder, Sincere Investment (PTC), Ltd (“Sincere”) is owned by Lizhong Gao, the brother-in-law of Mr. Dengyong Jin, who has the sole power to vote and dispose of the shares of the Company held by Sincere. Sincere holds the shares as trustee for Mr. Dengyong Jin’s wife and sister-in-law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA CARBON GRAPHITE GROUP, INC.

Date: May 13, 2013	By:	/s/ Donghai Yu
Name: Donghai Yu
Title: Chief Executive Officer